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                                                                    EXHIBIT 2.2



Vice President -- Investments
Time Warner Cable Ventures

[TIME WARNER CABLE LOGO]

                                 April 24, 1995
TELE-COMMUNICATIONS OF ARKANSAS
  LIMITED PARTNERSHIP
3015 SSE Loop 323
P.O. Box 130489
Tyler, Texas 75713-0489
Attn: Mr. Robert McMillian
      Mr. Fred Nichols

      RE: ASSET PURCHASE AGREEMENT DATED JANUARY 20, 1995 (AS AMENDED
        FROM TIME TO TIME, THE "AGREEMENT") BETWEEN TELE-COMMUNICATIONS OF ARKANSAS LIMITED PARTNERSHIP ("TCA") AND TIME WARNER
        ENTERTAINMENT COMPANY, L.P., THROUGH ITS DIVISION TIME WARNER CABLE VENTURES ("TWE")

Dear Messrs. McMillian and Nichols:

     TCA and TWE entered into the Agreement with the understanding that the transactions contemplated by the Agreement (the "Russellville Transaction") and the Fayetteville Transaction be consummated simultaneously and not independently. Notwithstanding the foregoing, TCA desires to consummate the Russellville Transaction prior to consummation of the Fayetteville Transaction.

     To induce TWE into consummating the Russellville Transaction prior to the Fayetteville Transaction, TCA has warranted to TWE, and Tele-Communications of Northwest Arkansas Limited Partnership ("TCNA") has warranted to TCA and TWE, by a letter of even date herewith, that TCNA shall consummate the Fayetteville Transaction upon receipt by TWE of FCC approval of the transfer of Cable Television Relay Service Station License WLY-234 to TCNA (the "CARS License Transfer Date").

     In reliance upon such warranties of TCA and TCNA, and in consideration of the mutual covenants stated in this letter, TWE has agreed to execute this letter and consummate the Russellville Transaction prior to consummation of the Fayetteville Transaction. Accordingly, this letter shall amend the terms and conditions of the Agreement to the extent set forth below. Unless otherwise defined herein, capitalized terms shall have the meanings assigned to them in the Agreement.
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Mr. Robert McMillian
Mr. Fred Nichols
April 24, 1995
Page 2

    Notwithstanding any term or condition to the contrary contained in the Agreement, TCA and TWE agree as follows:

    (1) The letter agreement dated March 20, 1995 between TWE and TCA is hereby terminated effective as of March 20, 1995, and neither party shall have any rights or obligations thereunder.

    (2) Section 2.1(a) of the Agreement shall be amended by deleting the phrases "antennae," and "earth satellite receive stations and related equipment,".

    (3) Section 2.1(d) of the Agreement shall be amended by deleting the phrase "domestic satellite receive only (TVRO),".

    (4) Section 2.2 of the Agreement shall be amended by deleting the phrase "and (vi)" and by inserting "(vi) antennae, earth satellite receive stations and related equipment and domestic satellite receive only
        (TVRO) licenses (collectively, the "TWCS Assets"); and (vii)" immediately following the phrase "similar proprietary rights;".

    (5) The Purchase Price shall be increased by $600,000, from $25,440,000 to $26,040,000.

    (6) The first sentence of Section 5.4(a) of the Agreement shall be deleted in its entirety and replaced with the following:

        "Except for the TWCS Assets and the 1993 Chevrolet Lumina used by the System manager, Exhibit 2.1(a) contains descriptions of all material items of tangible personal property included in the Assets and Exhibit 2.1(b) contains descriptions of all Owned and Leased Real Property (including the location of all improvements thereon) included in the Assets, which comprise all material items of tangible personal property and real property used by Seller to operate the System as currently operated."

    (7) Section 7.1(j) of the Agreement is hereby deleted in its entirety and replaced with the following:

        "(j) Subscribers. As of April 21, 1995, the System and the Fayetteville System collectively shall serve at least 33,400 Individual Subscribers and Subscriber Equivalents."
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Mr. Robert McMillian
Mr. Fred Nichols
April 24, 1995
Page 3

    (8) TCA hereby waives Section 7.1(n) of the Agreement as a condition to its obligation to consummate the transactions contemplated by the Agreement.

    (9) TWE hereby waives Section 7.2(h) and Section 7.2(i) of the Agreement as a condition to its obligation to consummate the transactions contemplated by the Agreement, and TCA shall not be required to deliver to TWE the Tax Certificate at Closing.

   (10) Section 8.1 of the Agreement is hereby deleted in its entirety and replaced with the following:

        "Section 8.1 Closing; Time and Place. The closing of the transactions contemplated by this Agreement ("Closing") shall occur on May 1, 1995 but in no event later than the later of (a) one business day following the CARS License Transfer Date, or (b) May 9, 1995."

   (11) TWE shall cause TW Cable Service Co. to transfer to TCA, via a TWCS
        Bill of Sale and Assignment and Assumption Agreement (the "TWCS Agreement") substantially in the form attached hereto, the TWCS Assets set forth on Exhibit A to the TWCS Agreement. From and after Closing, TWE shall indemnify and hold harmless TCA from and against any and all Losses incurred by TCA arising out of or resulting from any material breaches by TWCS of its representations or covenants under the TWCS Agreement as if such breach by TWCS were a breach by TWE under the Agreement; provided, however, that such indemnification shall be limited to and governed by the indemnification provisions contained in Sections 11.3, 11.4, 11.5 and 11.6 of the Agreement. From and after Closing, TCA shall indemnify and hold harmless TWE and TWCS from and against any and all Losses incurred by TWE and/or TWCS arising out of or resulting from any material breaches by TCA of its representations or covenants under the TWCS Agreement as if such breach by TCA were a breach by TCA under the Agreement; provided, however, that such indemnification shall be limited to and governed by the indemnification provisions contained in Sections 11.3, 11.4, 11.5 and 11.6 of the Agreement.

   (12) Each of TWE and TCNA shall execute and deliver to the other a notification agreement substantially in the form attached hereto.
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Mr. Robert McMillian
Mr. Fred Nichols
April 24, 1995
Page 4

     The Agreement shall continue in full force and effect as written except as amended herein. To the extent that any terms of provisions of the Agreement are inconsistent with the amendments set forth herein, such terms and provisions shall be deemed superseded hereby.

     This letter may be executed in counterparts that together shall be deemed one and the same instrument.

     Please indicate your agreement to the foregoing by executing below and by returning a signed copy to the undersigned.

                                            Sincerely yours,

                                            TIME WARNER ENTERTAINMENT COMPANY,
                                            L.P., a Delaware limited
                                            partnership, through its division
                                            Time Warner Cable Ventures

                                            By:
                                                Jeffrey D. Elberson,
                                                Vice President

     The foregoing is hereby agreed to and accepted as of April 24, 1995:

                                            TELE-COMMUNICATIONS OF ARKANSAS
                                            LIMITED  PARTNERSHIP

                                            By: MCMILLIAN PARTNERS, L.P.,
                                                its general partner

                                            By: MCMILLIAN HOLDINGS, INC.,
                                                its general partner

                                            By: Robert W. McMillian

                                                Name: Robert W. McMillian

                                                Title: President